Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED APRIL 8, 2013
TO THE PROSPECTUS DATED MARCH 28, 2012

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the components of NAV as of March 31, 2013;
•the status of our share repurchase plan; and,
•the recent share pricing information.

Components of NAV
The following table provides a breakdown of the major components of our share price per share as of March 31, 2013:

	March 31, 2013
Component of NAV	Class A Shares	Class M Shares	Class E Shares
Real estate investments(1)	$22.79	$22.81	$22.84
Debt	(14.41)	(14.42)	(14.44)
Other assets and liabilities, net	1.66	1.66	1.66
Estimated enterprise value premium	None Assumed	None Assumed	None Assumed
NAV per share	$10.04	$10.05	$10.06

(1)	The value of our real estate investments was less than the historical cost by approximately 15.1% as of March 31, 2013.
The following are key assumptions (shown on a weighted-average basis) that are used in the discounted cash flow models to estimate the value of our real estate investments as of March 31, 2013:

	Office	Retail	Industrial	Apartment	Total Company
Exit capitalization rate	7.26%	7.43%	7.83%	6.98%	7.28%
Discount rate/internal rate of return (IRR)	8.39	7.92	8.50	8.18	8.24
Annual market rent growth rate	3.31	3.12	2.50	2.84	3.09
Holding period (years)	10.00	10.00	10.00	10.00	10.00

While we believe our assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our real estate assets. For example, assuming all other factors remain unchanged, an increase in the weighted-average discount rate/internal rate of return (IRR) used as of March 31, 2013 of 0.25% would yield a decrease in our total real estate asset value of 1.86% and our NAV per share class would have been $9.62, $9.63, and $9.63 for Class A, Class M and Class E, respectively.

Share Repurchase Plan Status

During the quarter ended March 31, 2013, no shares were repurchased pursuant to our share repurchase plan. Class A and M shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder and Class E shares are not eligible for repurchase. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. None of the Class A or M shares outstanding on March 31, 2013 had been held for more than one year. Eligible share repurchases during the period from April 1, 2013 through June 30, 2013 are limited to approximately $16,706,000, which is the lesser of (1) 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter, or $16,706,000, and (2) 25% of the gross offering proceeds received by us from the commencement of this offering through the last business day of the prior calendar quarter, or $17,244,000.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from March 1 to March 31, 2013, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class E
March 1, 2013	$10.14	$10.15	$10.17
March 4, 2013	$10.14	$10.15	$10.17
March 5, 2013	$10.14	$10.15	$10.17
March 6, 2013	$10.14	$10.15	$10.17
March 7, 2013	$10.14	$10.15	$10.17
March 8, 2013	$10.14	$10.15	$10.17
March 11, 2013	$10.14	$10.15	$10.17
March 12, 2013	$10.14	$10.15	$10.17
March 13, 2013	$10.14	$10.15	$10.17
March 14, 2013	$10.13	$10.15	$10.17
March 15, 2013	$10.14	$10.15	$10.17
March 18, 2013	$10.14	$10.16	$10.17
March 19, 2013	$10.14	$10.16	$10.17
March 20, 2013	$10.14	$10.16	$10.18
March 21, 2013	$10.14	$10.15	$10.17
March 22, 2013	$10.14	$10.15	$10.17
March 25, 2013	$10.14	$10.16	$10.18
March 26, 2013	$10.14	$10.16	$10.18
March 27, 2013	$10.13	$10.15	$10.17
March 28, 2013	$10.04	$10.05	$10.06
Purchases and repurchases of shares of our Class A and M common stock are made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.

Our Class E shares are not being sold in connection with this offering.